EXHIBIT 1.1

                      BEAR STEARNS MORTGAGE SECURITIES INC.

                            Pass-Through Certificates


                                 TERMS AGREEMENT


                                                         Dated: March 24, 1997


To:  BEAR STEARNS MORTGAGE SECURITIES INC.

Re:  Underwriting Agreement dated June 25, 1996

Series Designation:  Series 1997-2

Class Designation Schedule:  Class A-1, Class A-2, Class A-3,
Class A-4, Class A-5 and Class R

Terms of the Certificates:

                  Original Principal          Pass-Through
Class                 Amount (1)              Interest Rate

A-1               $   16,125,845                  6.750%
A-2               $   16,629,916                  6.500%
A-3               $   17,681,374                  6.750%
A-4               $   16,668,278                  6.500%
A-5               $   15,195,964                  6.875%
R                 $          100                  6.500%

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(1)      The initial principal amount of each class of certificates will be decreased by an amount equal to the principal payments received on the related pooled certificate group during March 1997.


DISTRIBUTION DATES: With respect to each month, the third Business Day after the Pooled Certificate Distribution Date in such month with respect to any class of Pooled Certificates commencing in April 1997. Each Pooled Certificate Distribution Date is the 25th day of each month or, if such 25th day is not a Business Day (with respect to the respective Pooled Certificate), the next such succeeding Business Day.

CERTIFICATE RATING: "AAA" by Fitch Investors Service, L.P. and "Aaa" by Moody's Investors Service Inc.

FORM OF CERTIFICATES:  Book-entry (Depository Trust Company).

TRUST FUND ASSETS: Certain interests in trusts or assets held in trusts created pursuant to certain trust or pooling agreements or indentures which consist primarily of one or more pools of conventional, fixed rate, one-to-four family, fully amortizing, level payment, first mortgage loans ("Mortgage Loan") with original maturities of up to approximately either 15 or 30 years (collectively referred to as the "Pooled Certificates"). The Pooled Certificates to be included in the Trust Fund are as described in Schedule A hereto.

PURCHASE PRICE: The aggregate purchase price payable by the Underwriter for the Certificates covered by this Agreement will be 94.15% of the principal balance of the Certificates plus accrued interest from March 1, 1997 to, but not including, the Closing Date.

CREDIT ENHANCEMENT: a reserve fund in the amount of $20,000 to pay Prepayment Interest Shortfalls (as defined in the Pooling Agreement), resulting from prepayments on the Mortgage Loans, and a reserve fund in the amount of $2,613 to cover Class Interest Shortfalls (as defined in the Pooling Agreement).

CLOSING DATE:  March 31, 1997, 9:00 a.m., New York time.

MISCELLANEOUS MATTERS: (a) The Pooling and Servicing Agreement and the Mortgage Loan Schedule referred to in the Underwriting Agreement shall be deemed to be references to the Pooling Agreement dated as of March 1, 1997 between the Company and First Trust National Association, as trustee (the "Pooling Agreement") and the Pooled Certificates Schedule, respectively;

(b) the Certificates, except for the Class R Certificates, will constitute mortgage related securities for purposes of the Secondary Mortgage Market Enhancement Act of 1984; and

(c) notices to the Underwriter shall be to the attention of Jeffrey Mayer and notices to the Company shall be to the attention of Joseph T. Jurkowski, Jr.

The undersigned, as sole Underwriter, agrees, subject to the terms and provisions of the above-referenced Underwriting Agreement, which is incorporated herein in its entirety and made a part hereof, to purchase the principal amount of the Class of the above-referenced Series of Certificates set forth herein.


BEAR, STEARNS & CO. INC.



By:  /S/ JEFFREY MAYER
         Name:  Jeffrey Mayer
         Title: Senior Managing Director

Accepted:

BEAR STEARNS MORTGAGE SECURITIES INC.


By:  /S/ SARA BONESTEEL
         Name:  Sara M. Bonesteel
         Title: Vice President

                                   SCHEDULE A
                               POOLED CERTIFICATES

                                                   Abbreviation       Class %
FULL NAME OF SERIES                                USED HEREIN       IN TRUST
  GROUP A-1 POOLED CERTIFICATES
 Chase Mortgage Finance Corporation, Multi-      CHASE 1994-F         100%
 Class Mortgage Pass-Through Certificates,
 Series 1994 F, Class A-15
 Chase Mortgage Finance Corporation, Multi-      CHASE 1994-F         100%
 Class Mortgage Pass-Through Certificates,
 Series 1994 F, Class A-16
 Chase Mortgage Finance Corporation, Multi-      CHASE 1994-F         100%
 Class Mortgage Pass-Through Certificates,
 Series 1994 F, Class A-17

  GROUP A-2 POOLED CERTIFICATES
 GE Capital Mortgage Services, Inc., REMIC       GECAP 1994-11        100%
 Multi-Class Pass-Through Certificates,
 Series 1994-11, Class A 7
 GE Capital Mortgage Services, Inc., REMIC       GECAP 1994-11        100%
 Multi-Class Pass-Through Certificates,
 Series 1994-11, Class A 8

  GROUP A-3 POOLED CERTIFICATES
 The Prudential Home Mortgage Securities         PHMSC 1993-29        50.27%
 Company, Inc., Mortgage Pass-Through
 Certificates, Series 1993-29, Class A-14
 The Prudential Home Mortgage Securities         PHMSC 1993-29        50.27%
 Company, Inc., Mortgage Pass-Through
 Certificates, Series 1993-29, Class A-15
 The Prudential Home Mortgage Securities
 Company, Inc., Mortgage Pass-Through            PHMSC 1993-29        50.27%
 Certificates, Series 1993-29, Class A-16

  GROUP A-4 POOLED CERTIFICATES
 The Prudential Home Mortgage Securities         PHMSC 1994-7         100%
 Company, Inc., Mortgage Pass-Through
 Certificates, Series 1994-7, Class A-7
 The Prudential Home Mortgage Securities         PHMSC 1994-7         100%
 Company, Inc., Mortgage Pass-Through
 Certificates, Series 1994-7, Class A-8

  GROUP A-5 POOLED CERTIFICATES
 PNC Mortgage Securities Corp., Mortgage         PNC 1993-12          92.51%
 Pass-Through Certificates, Series 1993-12,
 Class F-1
 PNC Mortgage Securities Corp., Mortgage         PNC 1993-12          92.51%
 Pass-Through Certificates, Series 1993-12,
 Class S-1

                                                              Ratings1
                                                   ----------------------------
                                   Current
                                  Principal
  Series          Class           Balance            S&P         M           F

Class 94-F        A-15         $  11,457,057         -         Aaa         AAA
Class 94-F        A-16         $   3,523,576         -         Aaa         AAA
Class 94-F        A-17         $   1,145,212         -         Aaa         AAA
GECAP 94-11       A7           $  12,010,495        AAA         -          AAA
GECAP 94-11       A8           $   4,619,421        AAA         -          AAA
PRU 93-29         A-14         $  11,934,927        AAA         -          AAA
PRU 93-29         A-15         $   3,293,156        AAA         -          AAA
PRU 93-29         A-16         $   2,453,291        AAA         -          AAA
PRU 94-7          A-7          $  12,746,331         -         Aaa         AAA
PRU 94-7          A-8          $   3,921,948         -         Aaa         AAA
PNC 93-12         F-1          $  10,996,872         -         Aaa         AAA
PNC 93-12         S-1          $   4,199,092         -         Aaa         AAA



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(1) Key: S&P = Standard & Poor's Investor Services, a division of The McGraw
               Hill Companies, Inc.
         M   = Moody's Investor Service, Inc.
         F   = Fitch Investors Service, L.P.